Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Steve Filton
	Chief Financial Officer	February 25, 2010
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. REPORTS

SIGNIFICANT INCREASES IN 2009 FOURTH QUARTER AND FULL YEAR

EARNINGS PER DILUTED SHARE

Consolidated Results of Operations, As Reported – Three-month periods ended December 31, 2009 and 2008:

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) announced today that its reported net income attributable to UHS was $60.9 million, or $.62 per diluted share, during the fourth quarter of 2009 as compared to $46.5 million, or $.46 per diluted share, during the comparable prior year quarter. Net revenues increased 4% to $1.29 billion during the fourth quarter of 2009 as compared to $1.24 billion during the fourth quarter of 2008.

Consolidated Results of Operations, As Reported – Years ended December 31, 2009 and 2008:

Reported net income attributable to UHS was $260.4 million, or $2.64 per diluted share, during the year ended December 31, 2009 as compared to $199.4 million, or $1.96 per diluted share, during 2008. Net revenues increased 4% to $5.20 billion during 2009 as compared to $5.02 billion during 2008.

Consolidated Results of Operations, As Adjusted – Three-month periods ended December 31, 2009 and 2008:

After adjusting the reported results for the three-month periods ended December 31, 2009 and 2008 to neutralize the net favorable impact of the items mentioned below, and as reflected on the attached Schedules of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedules”), our adjusted net income attributable to UHS was $56.5 million, or an increase of 33% to $.57 per diluted share, during the fourth quarter of 2009 as compared to $43.7 million, or $.43 per diluted share, during the fourth quarter of 2008. Included in the reported and adjusted net income attributable to UHS during the fourth quarter of 2009 was $3.4 million, or $.03 per diluted share, recorded in connection with the completion of a hospital construction management contract.

As indicated on the attached Supplemental Schedule, included in our reported net income attributable to UHS during the three-month period ended December 31, 2009, was a favorable impact of $4.4 million, or $.05 per diluted share, resulting from a reduction to our workers’ compensation self-insurance reserves relating primarily to years prior to 2009 based upon a reserve analysis.

Included in our reported net income attributable to UHS during the three-month period ended December 31, 2008 was a combined net favorable impact of $2.8 million, or $.03 per diluted share, resulting from: (i) a charge recorded in connection with the government’s investigation of our South Texas Health System affiliates (which was settled during the fourth quarter of 2009); (ii) a reduction to our professional and general liability self-insured claims expense due to partial liquidation proceeds received from a bankrupt commercial insurer, and; (iii) the after-tax income from discontinued operations consisting primarily of a gain recorded on divestiture of an acute care hospital sold during the fourth quarter of 2008.

Consolidated Results of Operations, As Adjusted – Years ended December 31, 2009 and 2008:

After adjusting the reported results for the years ended December 31, 2009 and 2008 to neutralize the net favorable impact of the items mentioned below, and as reflected on the attached Supplemental Schedule, our adjusted net income attributable to UHS was $246.2 million, or an increase of 28% to $2.49 per diluted share, during 2009 as compared to $197.3 million, or $1.94 per diluted share, during 2008.

As indicated on the attached Supplemental Schedule, included in our reported net income attributable to UHS during the year ended December 31, 2009, was a combined net favorable impact of $14.2 million, or $.15 per diluted share, resulting from: (i) a favorable adjustment resulting from a reduction to our workers’ compensation self-insurance reserves relating primarily to years prior to 2009 based upon a reserve analysis; (ii) a favorable adjustment resulting from a reduction to our professional and general liability self-insurance reserves relating to years prior to 2009 based upon a reserve analysis, partially offset by; (iii) an unfavorable discrete tax item recorded in connection with the settlement payment made to the government during the fourth quarter of 2009 in connection with their investigation of our South Texas Health System affiliates.

Included in our reported net income attributable to UHS during the year ended December 31, 2008 was a combined net favorable impact of $2.0 million, or $.02 per diluted share, resulting from: (i) a charge recorded in connection with the government’s investigation of our South Texas Health System affiliates; (ii) a reduction to our professional and general liability self-insured claims expense due to partial liquidation proceeds received from a bankrupt commercial insurer; (iii) gains recorded on divestiture of certain real property and other investment, and; (iv) the after-tax income from discontinued operations consisting primarily of a gain recorded on divestiture of an acute care hospital sold during the fourth quarter of 2008.

“Despite the very difficult operating environment in 2009, we are very proud of the manner in which our operators effectively managed the business and increased margins in both our business segments”, said Alan B. Miller, Chief Executive Officer. “Although we’re pleased with our 2009 accomplishments, we know that 2010 will present us with continued economic challenges and we remain committed to the same level of high quality performance and results.”

Acute Care Services – Three-month periods ended December 31, 2009 and 2008:

At our acute care hospitals owned during both periods (“same facility basis”), adjusted admissions (adjusted for outpatient activity) increased 3.1% while adjusted patient days increased 1.0% during the fourth quarter of 2009, as compared to the fourth quarter of 2008. Net revenues at these facilities increased 5.6% during the fourth quarter of 2009 as compared to the comparable quarter of the prior year. At these facilities, net revenue per adjusted admission increased 2.5% while net revenue per adjusted patient day increased 4.6% during the fourth quarter of 2009 as compared to the comparable quarter of the prior year. On a same facility basis, the operating margin (net revenues less salaries, wages and benefits, other operating expenses, supplies expense and provision for doubtful accounts) at our acute care hospitals decreased to 13.4% during the fourth quarter of 2009 as compared to 14.0% during the fourth quarter of 2008, due to an increase in the provision for doubtful accounts. The provision for doubtful accounts at these hospitals amounted to 12.7% of net revenues during the fourth quarter of 2009 as compared to 12.2% during the fourth quarter of 2008.

We provide care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than our established rates. Because we do not pursue collection of amounts determined to qualify as charity care, they are not reported in net revenues or in accounts receivable, net. Our acute care hospitals provided charity care and uninsured discounts, based on charges at established rates, amounting to $162 million and $159 million during the three-month periods ended December 31, 2009 and 2008, respectively.

Acute Care Services – Years ended December 31, 2009 and 2008:

During the year ended December 31, 2009, on a same facility basis, adjusted admissions to our acute care facilities increased 2.2% while adjusted patient days increased 0.1%, as compared to 2008. Net revenues at our acute care facilities increased 3.6% during 2009 as compared to 2008. At these facilities, net revenue per adjusted admission increased 1.4% while net revenue per adjusted patient day increased 3.5% during 2009 as compared to 2008. On a same facility basis, the operating margin at our acute care hospitals increased to 15.2% during 2009 as compared to 14.2% during 2008.

Our acute care hospitals provided charity care and uninsured discounts, based on charges at established rates, amounting to $671 million and $609 million during 2009 and 2008, respectively.

Behavioral Health Care Services – Three-month periods ended December 31, 2009 and 2008:

At our behavioral health care facilities, on a same facility basis, adjusted admissions increased 4.5% and adjusted patient days increased 3.9% during the fourth quarter of 2009 as compared to the fourth quarter of 2008. Net revenues at these facilities increased 5.1% during the fourth quarter of 2009 as compared to the comparable quarter in the prior year. At these facilities, net revenue per adjusted admission increased

0.6% while net revenue per adjusted patient day increased 1.2% during the fourth quarter of 2009 over the comparable prior year quarter. The operating margin at our behavioral health care facilities owned during both periods increased to 25.1% during the fourth quarter of 2009 as compared to 22.7% during the fourth quarter of 2008.

Behavioral Health Care Services – Years ended December 31, 2009 and 2008:

During the year ended December 31, 2009, on a same facility basis, adjusted admissions to our behavioral health care facilities increased 1.9% while adjusted patient days increased 0.9%, as compared to 2008. Net revenues at our behavioral health care facilities increased 3.9% during 2009 as compared to 2008. At these facilities, net revenue per adjusted admission increased 2.0% while net revenue per adjusted patient day increased 3.0% during 2009 as compared to 2008. On a same facility basis, the operating margin at our behavioral health facilities increased to 25.4% during 2009 as compared to 23.8% during 2008.

2010 Full Year Guidance:

Based upon the operating trends and financial results experienced during 2009, and subject to certain assumptions, provisions and adjustments, including those as set forth below in General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures, our estimated range of earnings per diluted share attributable to UHS for the year ended December 31, 2010 is $2.45 to $2.65 on projected net revenues of $5.55 billion.

This guidance range includes an aggregate reduction to our 2010 net income attributable to UHS, as compared to 2009, of $28 million, or $.18 per diluted share, due to: (i) expected reimbursement reductions pursuant to Texas Medicaid supplemental payments; (ii) expected reimbursement reductions pursuant to the Texas disproportionate share hospital fund payments; (iii) expected Texas Medicaid reimbursement reductions related to our hospitals in South Texas, and; (iv) no projected income in 2010 from our hospital construction management business.

This guidance range also excludes the impact of items, if applicable, that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on sales of assets and businesses, reserves for settlements, legal judgments and lawsuits and other amounts that may be reflected in our 2010 financial statements that relate to prior periods.

Two-For-One Stock Split:

During the fourth quarter of 2009, we declared and paid a two-for-one stock split in the form of a 100% stock dividend which was paid on December 15, 2009 to shareholders of record as of December 1, 2009. All classes of common stock participated on a pro rata basis and all references to share quantities and earnings per share for all periods presented herein have been adjusted to reflect the two-for-one stock split.

Conference Call Information:

We will hold a conference call for investors and analysts at 9:00 a.m. eastern time on February 26, 2010. The dial-in number is 1-877-648-7971. A digital recording of the conference call will be available two hours after the completion of the conference call on February 26, 2010 and will continue through midnight on March 11, 2010. The recording can be accessed by calling 1-800-642-1687 and entering the conference ID number 54426914. This call will also be available live over the internet at our web site at www.uhsinc.com. The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Services, Inc. (“UHS”) is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals and ambulatory centers nationwide and in Puerto Rico. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT). For additional information on the Company, visit our web site: http://www.uhsinc.com.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7-Forward-Looking Statements and Risk Factors in our Form 10-K for the year ended December 31, 2009), may cause the results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine our future results are beyond our capability to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

We believe that operating income, operating margin, adjusted net income attributable to UHS, adjusted net income attributable to UHS per diluted share and earnings before interest, taxes, depreciation and amortization (“EBITDA”), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of items that are nonrecurring or non-operational in nature including items such as, but not limited to, gains on sales of assets and businesses, reserves for settlements, legal judgments and lawsuits and other amounts that may be reflected in the current or prior year financial statements that relate to prior periods. To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2009. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

(more)

Universal Health Services, Inc.

Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

Net revenues	$1,291,211	$1,237,402	$5,202,379	$5,022,417

Operating charges:
Salaries, wages and benefits	562,931	532,667	2,204,422	2,133,181
Other operating expenses	235,016	267,021	994,923	1,044,278
Supplies expense	177,219	170,231	699,249	694,477
Provision for doubtful accounts	127,869	111,299	508,603	476,745
Depreciation and amortization	51,279	51,091	204,703	193,635
Lease and rental expense	18,035	16,861	69,947	69,882

	1,172,349	1,149,170	4,681,847	4,612,198

Income from operations	118,862	88,232	520,532	410,219
Interest expense, net	10,513	13,060	45,810	53,207

Income from continuing operations before income taxes	108,349	75,172	474,722	357,012
Provision for income taxes	39,167	28,026	170,475	123,378

Income from continuing operations	69,182	47,146	304,247	233,634
Income from discontinued operations, net of income tax expense (a)	—	6,002	—	6,436

Net income	69,182	53,148	304,247	240,070
Less: Net income attributable to noncontrolling interests	8,317	6,671	43,874	40,693

Net income attributable to UHS	$60,865	$46,477	$260,373	$199,377

Basic earnings per share attributable to UHS (b)
From continuing operations	$0.62	$0.40	$2.65	$1.90
From discontinued operations	—	0.06	—	0.06

Total basic earnings per share	$0.62	$0.46	$2.65	$1.96

Diluted earnings per share attributable to UHS (b)
From continuing operations	$0.62	$0.40	$2.64	$1.90
From discontinued operations	—	0.06	—	0.06

Total diluted earnings per share	$0.62	$0.46	$2.64	$1.96

Universal Health Services, Inc.

Footnotes to Consolidated Statements of Income

(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008

(a) Calculation of income from discontinued operations, net of income tax:

Loss from discontinued operations, pre-tax	—	($3,702)	—	($2,996)
Gain on divestiture	—	13,413	—	13,413

Income from discontinued operations, pre-tax	—	9,711	—	10,417
Income tax expense	—	(3,709)	—	(3,981)

Income from discontinued operations, net of taxes	—	$6,002	—	$6,436

(b) Earnings per share calculation:

Basic and diluted:
Income from continuing operations	$69,182	$47,146	$304,247	$233,634
Less: Net income attributable to noncontrolling interest	(8,317)	(6,671)	(43,874)	(40,693)
Less: Net income attributable to unvested restricted share grants	(234)	(143)	(1,146)	(719)

Income from continuing operations attributable to UHS - basic and diluted	60,631	40,332	259,227	192,222
Income from discontinued operations, net of taxes	—	6,002	—	6,436

Net income attributable to UHS - basic and diluted	$60,631	$46,334	$259,227	$198,658

Weighted average number of common shares - basic	97,290	100,016	97,794	101,222

Basic earnings per share attributable to UHS:
From continuing operations	$0.62	$0.40	$2.65	$1.90
From discontinued operations	—	0.06	—	0.06

Total basic earnings per share	$0.62	$0.46	$2.65	$1.96

Weighted average number of common shares	97,290	100,016	97,794	101,222
Add: Other share equivalents	790	256	481	196

Weighted average number of common shares and equiv. - diluted	98,080	100,272	98,275	101,418

Diluted earnings per share attributable to UHS:
From continuing operations	$0.62	$0.40	$2.64	$1.90
From discontinued operations	—	0.06	—	0.06

Total diluted earnings per share	$0.62	$0.46	$2.64	$1.96

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the three months ended December 31, 2009 and 2008

(in thousands, except per share amounts)

Calculation of Adjusted Net Income Attributable to UHS

	Three months ended December 31, 2009		Three months ended December 31, 2008
	Amount	Per Diluted Share	Amount	Per Diluted Share
Calculation of Adjusted Net Income Attributable to UHS (excluding discontinued operations)
Net income attributable to UHS	$60,865	$0.62	$46,477	$0.46
Less: Income from discontinued operations, net of income taxes	—	—	(6,002)	(0.06)
Adjustments to neutralize impact of:
Reduction to our workers’ compensation self-insurance reserves relating primarily to years prior to 2009, net of income taxes	(4,350)	(0.05)	—	—
South Texas Health System affiliates reserve, net of income taxes	—	—	9,153	0.09
Partial liquidation proceeds from a bankrupt commercial insurer, net of income taxes	—	—	(5,968)	(0.06)

Subtotal - after-tax adjustments	(4,350)	(0.05)	(2,817)	(0.03)

Adjusted net income attributable to UHS	$56,515	$0.57	$43,660	$0.43

Calculation of “EBITDA”

	Three months ended December 31, 2009		Three months ended December 31, 2008
Calculation of “EBITDA”
Net revenues	$1,291,211	100.0%	$1,237,402	100.0%

Operating charges:
Salaries, wages and benefits	562,931	43.6%	532,667	43.0%
Other operating expenses	235,016	18.2%	267,021	21.6%
Supplies expense	177,219	13.7%	170,231	13.8%
Provision for doubtful accounts	127,869	9.9%	111,299	9.0%

	1,103,035	85.4%	1,081,218	87.4%

Operating income/margin	188,176	14.6%	156,184	12.6%

Lease and rental expense	18,035		16,861
Net income attributable to noncontrolling interests	8,317		6,671

Earnings before, depreciation and amortization, interest expense, and income taxes (“EBITDA”)	$161,824		$132,652

Universal Health Services, Inc.

Schedule of Non-GAAP Supplemental Consolidated Statements of Income Information (“Supplemental Schedule”)

For the twelve months ended December 31, 2009 and 2008

(in thousands, except per share amounts)

Calculation of Adjusted Net Income Attributable to UHS

	Twelve months ended December 31, 2009		Twelve months ended December 31, 2008
	Amount	Per Diluted Share	Amount	Per Diluted Share
Calculation of Adjusted Net Income Attributable to UHS (excluding discontinued operations)
Net income attributable to UHS	$260,373	$2.64	$199,377	$1.96
Less: Income from discontinued operations, net of income taxes	—	—	(6,436)	(0.06)
Adjustments to neutralize impact of:
Reduction to our professional and general liability self-insurance reserves relating to years prior to 2009, net of income taxes	(14,168)	(0.14)	—	—
Reduction to our workers’ compensation self-insurance reserves relating primarily to years prior to 2009, net of income taxes	(4,350)	(0.05)	—	—
Discrete tax item recorded in connection with settlement payment made to government	4,331	0.04	—	—
Gain on sale of real property and other investment, net of income taxes	—	—	(4,894)	(0.05)
South Texas Health System affiliates reserve, net of income taxes	—	—	15,255	0.15
Partial liquidation proceeds from a bankrupt commercial insurer, net of income taxes	—	—	(5,968)	(0.06)

Subtotal - after-tax adjustments	(14,187)	(0.15)	(2,043)	(0.02)

Adjusted net income attributable to UHS	$246,186	$2.49	$197,334	$1.94

Calculation of “EBITDA”

	Twelve months ended December 31, 2009		Twelve months ended December 31, 2008
Calculation of “EBITDA”
Net revenues	$5,202,379	100.0%	$5,022,417	100.0%

Operating charges:
Salaries, wages and benefits	2,204,422	42.4%	2,133,181	42.5%
Other operating expenses	994,923	19.1%	1,044,278	20.8%
Supplies expense	699,249	13.4%	694,477	13.8%
Provision for doubtful accounts	508,603	9.8%	476,745	9.5%

	4,407,197	84.7%	4,348,681	86.6%

Operating income/margin	795,182	15.3%	673,736	13.4%

Lease and rental expense	69,947		69,882
Net income attributable to noncontrolling interests	43,874		40,693

Earnings before, depreciation and amortization, interest expense, and income taxes (“EBITDA”)	$681,361		$563,161

Universal Health Services, Inc.

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$9,180	$5,460
Accounts receivable, net	602,559	625,437
Supplies	84,272	76,043
Other current assets	27,270	26,375
Deferred income taxes	51,336	34,522
Current assets held for sale	21,580	21,580

Total current assets	796,197	789,417

Property and equipment	3,738,818	3,355,974
Less: accumulated depreciation	(1,423,580)	(1,255,682)

	2,315,238	2,100,292

Other assets:
Goodwill	732,685	732,937
Deferred charges	8,643	10,428
Other	111,700	109,388

	$3,964,463	$3,742,462

Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of long-term debt	$2,573	$8,708
Accounts payable and accrued liabilities	578,617	542,008
Federal and state taxes	1,627	10,409

Total current liabilities	582,817	561,125

Other noncurrent liabilities	375,580	407,652
Long-term debt	956,429	990,661
Deferred income taxes	60,091	12,439

UHS common stockholders’ equity	1,751,071	1,543,850
Noncontrolling interest	238,475	226,735

Total equity	1,989,546	1,770,585

	$3,964,463	$3,742,462

Universal Health Services, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Twelve months ended December 31,
	2009	2008
Cash Flows from Operating Activities:
Net income	$304,247	$240,070
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization	204,703	195,766
Gains on sales of assets and businesses, net of losses	(1,346)	(21,464)
Stock-based compensation expense	13,096	14,125
Provision for settlements	—	25,000
Changes in assets & liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(1,402)	22,445
Construction management and other receivable	29,519	(20,693)
Accrued interest	357	(123)
Accrued and deferred income taxes	14,930	(3,483)
Other working capital accounts	(18,828)	3,878
Other assets and deferred charges	(1,258)	21,003
Other	755	2,811
Accrued insurance expense, net of commercial premiums paid	44,314	73,413
Payments made in settlement of self-insurance claims	(55,782)	(58,561)

Net cash provided by operating activities	533,305	494,187

Cash Flows from Investing Activities:
Property and equipment additions, net of disposals	(379,748)	(354,537)
Acquisition of property and businesses	(12,499)	(23,481)
Proceeds received from sales of assets and businesses	9,770	82,062
Settlement proceeds received related to prior year acquisitions, net of expenses	—	1,539
Investment in joint-venture	—	(1,249)

Net cash used in investing activities	(382,477)	(295,666)

Cash Flows from Financing Activities:
Reduction of long-term debt	(66,499)	(166,557)
Additional borrowings	26,069	151,129
Financing costs	—	(975)
Repurchase of common shares	(63,288)	(149,404)
Dividends paid	(16,706)	(16,150)
Issuance of common stock	3,290	2,354
Profit distributions to noncontrolling interests	(29,866)	(31,087)
Capital contributions from noncontrolling interests	121	2,333
Purchase of noncontrolling interest in majority owned business	(229)	(1,058)

Net cash used in financing activities	(147,108)	(209,415)

Increase (decrease) in cash and cash equivalents	3,720	(10,894)
Cash and cash equivalents, beginning of period	5,460	16,354

Cash and cash equivalents, end of period	$9,180	$5,460

Supplemental Disclosures of Cash Flow Information:
Interest paid	$57,018	$62,285

Income taxes paid, net of refunds	$155,368	$130,379

Universal Health Services, Inc.

Supplemental Statistical Information

(un-audited)

Same Facility:	% Change Quarter Ended 12/31/2009	% Change 12 months ended 12/31/2009
Acute Care Hospitals
Revenues	5.6%	3.6%
Adjusted Admissions	3.1%	2.2%
Adjusted Patient Days	1.0%	0.1%
Revenue Per Adjusted Admission	2.5%	1.4%
Revenue Per Adjusted Patient Day	4.6%	3.5%

Behavioral Health Hospitals

Revenues	5.1%	3.9%
Adjusted Admissions	4.5%	1.9%
Adjusted Patient Days	3.9%	0.9%
Revenue Per Adjusted Admission	0.6%	2.0%
Revenue Per Adjusted Patient Day	1.2%	3.0%

UHS Consolidated	Fourth Quarter Ended		Twelve months Ended
	12/31/2009	12/31/2008	12/31/2009	12/31/2008

Revenues	$1,291,211	$1,237,402	$5,202,379	$5,022,417
EBITDA (1)	161,824	132,652	681,361	563,161
EBITDA Margin (1)	12.5%	10.7%	13.1%	11.2%

Cash Flow From Operations	49,030	79,424	533,305	494,187
Days Sales Outstanding	43	47	42	46
Capital Expenditures	101,093	114,657	379,918	354,537

Debt			959,002	999,369
UHS Common Stockholders’ Equity			1,751,071	1,543,850
Debt / Total Capitalization			35.4%	39.3%
Debt / EBITDA (2)			1.41	1.77
Debt / Cash From Operations (2)			1.80	2.02

Acute Care EBITDAR Margin (3)	14.0%	10.8%	15.9%	13.4%
Behavioral Health EBITDAR Margin (3)	25.0%	22.7%	25.1%	23.3%

(1)	Net of Minority Interest
(2)	Latest 4 quarters
(3)	Before Corporate overhead allocation, minority interest and prior year self insurance reserve adjustment booked in 2009

UNIVERSAL HEALTH SERVICES, INC.

SELECTED HOSPITAL STATISTICS

FOR THE THREE MONTHS ENDED

DECEMBER 31, 2009

AS REPORTED:

	ACUTE (1)			BEHAVIORAL HEALTH
	12/31/09	12/31/08	% change	12/31/09	12/31/08	% change

Hospitals owned and leased	21	21	0.0%	84	81	3.7%
Average licensed beds	5,540	5,450	1.7%	8,054	7,742	4.0%
Patient days	289,469	290,196	-0.3%	530,927	505,028	5.1%
Average daily census	3,146.4	3,154.3	-0.3%	5,770.9	5,489.4	5.1%
Occupancy-licensed beds	56.8%	57.9%	-1.9%	71.7%	70.9%	1.1%
Admissions	66,018	64,851	1.8%	33,614	31,325	7.3%
Length of stay	4.4	4.5	-2.0%	15.8	16.1	-2.0%

Inpatient revenue	$2,471,016	$2,292,917	7.8%	$522,505	$484,524	7.8%
Outpatient revenue	1,018,861	906,669	12.4%	73,255	64,741	13.2%
Total patient revenue	3,489,877	3,199,586	9.1%	595,760	549,265	8.5%
Other revenue	17,254	16,837	2.5%	8,120	8,096	0.3%
Gross hospital revenue	3,507,131	3,216,423	9.0%	603,880	557,361	8.3%

Total deductions	2,557,018	2,323,146	10.1%	272,925	247,251	10.4%

Net hospital revenue	$950,113	$893,277	6.4%	$330,955	$310,110	6.7%

SAME FACILITY:

	ACUTE (1)			BEHAVIORAL HEALTH (2)
	12/31/09	12/31/08	% change	12/31/09	12/31/08	% change

Hospitals owned and leased	21	21	0.0%	81	81	0.0%
Average licensed beds	5,540	5,450	1.7%	7,852	7,742	1.4%
Patient days	289,469	290,196	-0.3%	523,590	505,052	3.7%
Average daily census	3,146.4	3,154.3	-0.3%	5,691.2	5,489.7	3.7%
Occupancy-licensed beds	56.8%	57.9%	-1.9%	72.5%	70.9%	2.2%
Admissions	66,018	64,851	1.8%	32,646	31,325	4.2%
Length of stay	4.4	4.5	-2.0%	16.0	16.1	-0.5%

(1)	Acute care hospitals located in New Orleans and Central Montgomery Medical Center are excluded in current and prior years.
(2)	Centennial Peaks, Coastal Behavioral, Shenandoah Valley and Springwoods Behavioral are excluded in both current and prior years. Central Florida and Summit Ridge Hospital is included from September 1st through year to date. Broad Horizons, Highlander RTC, Midwest Youth and Vista Group Homes are excluded in both current and prior years.

UNIVERSAL HEALTH SERVICES, INC.

SELECTED HOSPITAL STATISTICS

FOR THE TWELVE MONTHS ENDED

DECEMBER 31, 2009

AS REPORTED:

	ACUTE (1)			BEHAVIORAL HEALTH
	12/31/09	12/31/08	% change	12/31/09	12/31/08	% change

Hospitals owned and leased	21	21	0.0%	84	81	3.7%
Average licensed beds	5,484	5,452	0.6%	7,921	7,658	3.4%
Patient days	1,166,704	1,182,985	-1.4%	2,105,625	2,085,114	1.0%
Average daily census	3,196.4	3,232.2	-1.1%	5,768.8	5,697.0	1.3%
Occupancy-licensed beds	58.3%	59.3%	-1.7%	72.8%	74.4%	-2.1%
Admissions	265,244	263,536	0.6%	136,639	129,553	5.5%
Length of stay	4.4	4.5	-2.0%	15.4	16.1	-4.3%

Inpatient revenue	$9,901,032	$9,292,596	6.5%	$2,075,141	$1,951,560	6.3%
Outpatient revenue	4,100,427	3,655,051	12.2%	282,473	258,022	9.5%
Total patient revenue	14,001,459	12,947,647	8.1%	2,357,614	2,209,582	6.7%
Other revenue	70,879	72,578	-2.3%	31,728	34,330	-7.6%
Gross hospital revenue	14,072,338	13,020,225	8.1%	2,389,342	2,243,912	6.5%

Total deductions	10,262,666	9,350,721	9.8%	1,074,313	992,796	8.2%

Net hospital revenue	$3,809,672	$3,669,504	3.8%	$1,315,029	$1,251,116	5.1%

SAME FACILITY:

	ACUTE (1)			BEHAVIORAL HEALTH (2)
	12/31/09	12/31/08	% change	12/31/09	12/31/08	% change

Hospitals owned and leased	21	21	0.0%	81	81	0.0%
Average licensed beds	5,484	5,452	0.6%	7,685	7,543	1.9%
Patient days	1,166,613	1,182,985	-1.4%	2,072,945	2,048,941	1.2%
Average daily census	3,196.2	3,232.2	-1.1%	5,679.3	5,598.2	1.4%
Occupancy-licensed beds	58.3%	59.3%	-1.7%	73.9%	74.2%	-0.4%
Admissions	265,244	263,536	0.6%	132,230	129,379	2.2%
Length of stay	4.4	4.5	-2.0%	15.7	15.8	-1.0%

(1)	Acute care hospitals located in New Orleans and Central Montgomery Medical Center are excluded in current and prior years.
(2)	Centennial Peaks, Coastal Behavioral, Shenandoah Valley and Springwoods Behavioral are excluded in both current and prior years. Central Florida and Summit Ridge Hospital is included from September 1st through year to date. Broad Horizons, Highlander RTC, Midwest Youth and Vista Group Homes are excluded in both current and prior years.